The following bonds were in default at 6/30/02:

   1,000,000 par Adelphia Communications Corporation 9.875%, 03/01/07
    cusip # 006848AP0

   1,500,000 par Adelphia Communications Corporation 6.00%, 02/15/06
    convertible bonds, cusip # 006848BG9

1.) Nature of defaults: The non-accrual status of the bonds were due to the failure of Adelphia Communications Corp. to pay interest on other bond issues with payment dates falling on 5/15/02.

2.) Nicholas Income Fund put the bonds on non-accrual status and reversed out interest income and receivable relating to these bonds on 5/17/02.

3.) The amount of default per $1,000 on the issue with cusip # 006848AP0 is $98.75 per annum. The amount of default per $1,000 on the issue with cusip # 006848BG9 is $60.00 per annum.

4.) Nicholas Income Fund reversed out $62,116.95 of accrued interest receivable and interest income for cusip # 006848AP0 which had a par value on 5/17/02 of 3,000,000 and $22,871.01 to the same accounts for cusip # 006848BG9. In June 2002 Nicholas Income Fund sold 2,000,000 par of cusip # 006848AP0.